EXHIBIT 99.1

DS Healthcare Group Reports Second Quarter 2014 Financial Results

Revenues, gross profits, and gross margins increase in Q2 2014 over prior year period

Pompano Beach, Fla., August 15, 2014 – DS Healthcare Group, Inc. (NASDAQ: DSKX), a leading developer of personal care products, today announced financial results for the three and six months ended June 30, 2014.

•

Net revenues were $3,744,000, up 9% over Q2 2013

•

Gross margins increase to 52% from 48% in Q2 2013

•

Gross profits increase to $1,942,000 up 21% over Q2 2013

•

Net loss narrows 16% to $(633,000) from Q2 2013

Net revenues were $3,744,434 for the three months ended June 30, 2014, an increase of 9.1% over revenues of $3,431,154 for the three months ended June 30, 2013. Revenue growth in the second quarter was driven by double-digit, year-over-year sales growth at the Company’s Mexican subsidiary, as well increased sell-through in foreign markets. Domestic sales declined in the quarter due to $1 million in backorders that were pending completion and shipment prior to the end of the quarter.

Gross margin increased to 51.9% in the second quarter of 2014 from 46.7% in the same quarter of the prior year as a result of improved production efficiencies, improved pricing from suppliers, and cost cutting efforts including reduced payroll. Gross profits were up 21% to $1,941,536 in the second quarter of 2014, as compared to $1,601,086 in the second quarter of 2013. Selling and marketing costs increased by 34% to $1,194,238 in the second quarter of 2014 from $894,366 in the same period last year. General and administrative costs declined by 2% to $1,338,536 in the three months ended June 30, 2014, as compared to $1,369,558 in the same period of 2013. DS Healthcare’s net loss narrowed by 16% to $(633,339) or $(0.04) per basic and diluted share in the second quarter of 2014 from $(757,063) or $(0.06) per basic and diluted share in the same period of 2013.

For the six months ended June 30, 2014 net revenues were $6,429,397, a 13% decline from revenues of $7,392,846 for the six months ended June 30, 2013. Net revenue growth at the Company’s Mexican subsidiary, as well increased sell-through in foreign markets was offset by a decline in domestic sales due to backorders that were pending completion and shipment.

Gross margin increased to 53.3% in the first half of 2014 from 45.7% in the first half of the prior year, as a result of improved production efficiencies, improved cost from suppliers, and cost cutting efforts including payroll. Gross profits were up 1.4% to $3,423,981 in the first half of 2014, as compared to $3,375,769 in the first half of 2013. Selling and marketing costs increased by 31% to $2,164,260 in the six months ended June 30, 2014 from $1,651,364 in the same period last year. General and administrative costs decreased by 7% to $2,672,480 in the first two quarters of 2014, as compared to $2,878,234 in the same period of 2013. DS Healthcare’s net loss increased by 22% to $(1,479,120) or $(0.09) per basic and diluted share in the first half of 2014 from $(1,215,056) or $(0.10) per basic and diluted share in the same period of 2013.

On June 30, 2014 the Company had cash and cash equivalents of $773,055 and working capital of $3,264,514. Total stockholders’ equity on June 30, 2014 was $4,852,418.

About DS Healthcare Group

DS Healthcare Group Inc. leads in the development of biotechnology for topical therapies. It markets through online and specialty retailers, distributors, cosmetics wholesalers, and salons. Its research has led to a highly innovative portfolio of personal care products and additional innovations in pharmaceutical projects. For more information on DS Health Group's flagship brand, visit www.dslaboratories.com

Forward-looking statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies, and are generally preceded by words such as "future," "plan" or "planned," "expects," or "projected." These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing and marketing products, intense competition, and additional risks factors as discussed in reports filed by the company with the Securities and Exchange Commission, which are available at http://www.sec.gov.

Contact:

Laurel Moody

Corporate Profile

1.646.810.0608